Exhibit 99.1

NEWS RELEASE

RAMBUS NAMES RONALD BLACK AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

SUNNYVALE, CA — June 25, 2012 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, announced today that its Board of Directors has appointed Dr. Ronald Black as president and chief executive officer.  Dr. Black replaces Harold Hughes who announced earlier this year his plans to retire from the position of president and chief executive officer.  Mr. Hughes will remain on the Rambus Board of Directors.

“We are pleased to have Ron join Rambus.  Ron’s experience in managing through complex businesses at various levels and helping them achieve objectives make him an excellent fit for the next phase of Rambus,” said J. Thomas Bentley, chairman of the Rambus Board of Directors.  “Harold has done an excellent job putting Rambus in a solid position for growth and we look forward to his continued contributions as a Board member.”

“Rambus has a long history of strong technology development with some of the world’s best inventors solving some very tough problems.  There are tremendous opportunities ahead in the lighting and security businesses as well as in the traditional semiconductor business,” said Dr. Black, president and CEO of Rambus.  “I am very excited about the future of Rambus and I look forward to helping lead this innovative team.”

Dr. Black has over 20 years of experience managing businesses and running companies in global semiconductor and mobile markets.  Prior to Rambus, Dr. Black held positions of chief executive officer for MobiWire, formerly Sagem Wireless, UPEK, which later merged with AuthenTec, and Wavecom, a publicly-traded French wireless solutions company.  In addition, Dr. Black has served as executive vice president of the Client Systems Group at Agere Systems as well as holding a number of senior executive roles at other companies, including Motorola and IBM Microelectronics. Dr. Black holds a Bachelor of Science, a Masters of Science, and a Ph.D. in materials science and engineering from Cornell University.

Audio Conference Call and Webcast Scheduled

Rambus will discuss this announcement during a special conference call today at 1:30 p.m. PT. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 95079698.

About Rambus Inc.

Founded in 1990, Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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RMBSFN

Press Contact:

Linda Ashmore

Rambus Public Relations

(408) 462-8411

lashmore@rambus.com